GROVE VILLAGE LIMITED PARTNERSHIP

                              FINANCIAL STATEMENTS

                            Year Ended December 31, 2008






                                             PAILET, MEUNIER and LeBLANC, L.L.P.
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                                    CONTENTS
                                    --------


                                                                            PAGE
                                                                            ----

INDEPENDENT AUDITOR'S REPORT                                                   3

FINANCIAL STATEMENTS:

     Balance Sheets                                                          4-5

     Statements of Income                                                      6

     Statements of Changes in Partners' Equity                                 7

     Statements of Cash Flows                                                8-9

     Notes to Financial Statements                                         10-14

INDEPENDENT AUDITOR'S REPORT ON SUPPLEMENTARY INFORMATION                     16

     Balance Sheet Data                                                    17-18

     Statement of Income Data                                              19-22

     Statement of Changes in Partners' Equity Data                            23

     Statement of Cash Flows Data                                          24-25

     Supplementary Data Required by HUD                                    26-28

INDEPENDENT AUDITOR'S REPORT ON THE INTERNAL CONTROL                       29-30

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC
  REQUIREMENTS APPLICABLE TO MAJOR HUD PROGRAMS                               31

INDEPENDENT AUDITOR'S REPORT ON COMPLIANCE WITH SPECIFIC
  REQUIREMENTS APPLICABLE TO FAIR HOUSING AND NON-DISCRIMINATION              32

CERTIFICATION OF PARTNERS                                                     33

MANAGEMENT AGENT'S CERTIFICATION                                              34

AUDITOR INFORMATION                                                           35

                      PAILET, MEUNIER and LeBLANC, L.L.P.
                          Certified Public Accountants
                             Management Consultants


                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------

To the Partners
Grove Village Limited Partnership
Portland, Oregon



We have audited the accompanying balance sheets of Grove Village Limited Partnership, owner of Grove Village Apartments, HUD Section 8 Contract Nos. TX16L00024 and TX16M000311, as of December 31, 2008, and the related statements of operations, changes in partners' equity (deficit), and cash flows for the year then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and the standards applicable to financial audits contained in Government Auditing Standards, issued by the Comptroller General of the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Grove Village Limited Partnership as of December 31, 2008 and the results of its operations, changes in partners' equity, and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

In accordance with Government Auditing Standards and the Consolidated Audit Guide for Audits of HUD Programs issued by the U.S. Department of Housing and Urban Development, we have also issued a report dated May 7, 2009, on our consideration of Grove Village Limited Partnership's internal control, and reports dated May 7, 2009, on its compliance with specific requirements applicable to major HUD programs and specific requirements applicable to Fair Housing and Non-Discrimination. Those reports are an integral part of an audit performed in accordance with Government Auditing Standards and should be read in conjunction with this report in considering the results of our audit.


                                         /s/ PAILET, MEUNIER and LeBLANC, L.L.P.
                                         ---------------------------------------


Metairie, Louisiana
May 7, 2009


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                       GROVE VILLAGE LIMITED PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 31, 2008


                                     ASSETS


Rental property and equipment, at cost:
     Buildings, furnishings and equipment                          $  9,729,480
     Accumulated depreciation                                        (1,043,949)
                                                                   ------------
                                                                      8,685,531
     Land                                                               876,846
                                                                   ------------
                                                                      9,562,377
                                                                   ------------

Restricted deposits:
     Replacement reserves                                                14,720
     Other reserves                                                     122,486
     Tenant trust - security deposits                                    19,237
                                                                   ------------
                                                                        156,443
                                                                   ------------
Other assets:
     Cash                                                                58,147
     Accounts receivable                                                  4,837
     Prepaid expenses                                                    24,350
     Intangible assets, net of amortization of $33,793                  319,700
                                                                   ------------
                                                                        407,034
                                                                   ------------

          TOTAL ASSETS                                             $ 10,125,854
                                                                   ============



   The accompanying notes are an integral part of these financial statements.

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                       GROVE VILLAGE LIMITED PARTNERSHIP

                                 BALANCE SHEET

                               DECEMBER 31, 2008



                        LIABILITIES AND PARTNERS' EQUITY
                        --------------------------------


Liabilities:
     Mortgage note payable                                         $  6,119,975
     Developer fee payable                                            1,487,120
     Notes payable - affiliate                                        2,065,969
     Accounts payable                                                   397,418
     Accrued interest payable                                           446,002
     Rents received in advance                                           10,820
     Tenant security deposits payable                                    18,559
                                                                   ------------
                                                                     10,545,863

     Partners' equity                                                  (420,009)
                                                                   ------------

          TOTAL LIABILITIES AND EQUITY                             $ 10,125,854
                                                                   ============




   The accompanying notes are an integral part of these financial statements.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 2008



Revenue:
     Rent, net                                                      $ 1,518,444
     Other                                                               29,229
                                                                    -----------

          Total Income                                                1,547,673
                                                                    -----------

Expenses:
     Administrative                                                     495,412
     Utilities                                                          464,832
     Operating and maintenance                                          269,966
     Taxes and insurance                                                138,351
     Interest                                                           445,109
     Other financial                                                     65,695
     Depreciation                                                       606,331
     Amortization                                                        24,921
                                                                    -----------
          Total expenses                                              2,510,617
                                                                    -----------
Operating income (loss) before partnership revenue (expenses)          (962,944)
     Partnership revenue                                                     52
     Other expenses                                                    (140,313)
                                                                    -----------

          Net income (loss)                                         $(1,103,205)
                                                                    ===========



   The accompanying notes are an integral part of these financial statements.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                    STATEMENT OF CHANGES IN PARTNERS' EQUITY

                      FOR THE YEAR ENDED DECEMBER 31, 2008


                                                      General          Limited
                                        Total         Partner          Partner
                                    -----------     -----------     -----------
Balance - January 1, 2008           $     9,302     $(1,321,330)    $ 1,330,632

Contributions                           673,894         217,455         456,439

Net income (loss)                    (1,103,205)           (110)     (1,103,095)
                                    -----------     -----------     -----------

Balance - December 31, 2008         $  (420,009)    $(1,103,985)    $   683,976
                                    ===========     ===========     ===========





   The accompanying notes are an integral part of these financial statements.

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                       GROVE VILLAGE LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2008



Cash flows from operating activities:

Net Income (Loss)                                                   $(1,103,205)
                                                                    -----------
Adjustments to reconcile net income (loss) to net cash
  provided (used) by operating activities:
     Depreciation and amortization expense                              631,252
     Changes in certain assets and liabilities:
        Accounts receivable                                             181,479
        Prepaid expenses                                                (13,235)
        Accounts payable                                                249,216
        Accrued interest payable                                        202,136
        Rent received in advance                                          4,860
        Entity/construction liability accounts                            7,500
        Tenant security deposits                                           (678)
                                                                    -----------
        Net cash provided (used) by operating activities                159,325
                                                                    -----------

Cash flow from investing activities:
        Additions to fixed assets                                      (104,884)
        Deposits to reserve accounts                                   (135,451)
                                                                    -----------
          Net cash provided (used) by investing activities             (240,335)
                                                                    -----------

Cash flow from financing activities:
        Proceeds from notes payable                                     (60,025)
        Contributions                                                   643,440
        Payment of construction payable                                (467,000)
                                                                    -----------
          Net cash provided (used) by financing activities              116,415
                                                                    -----------

Net increase (decrease) in cash and equivalents                          35,405
Cash and equivalents, beginning of year                                  22,742
                                                                    -----------
Cash and equivalents, end of year                                   $    58,147
                                                                    ===========


   The accompanying notes are an integral part of these financial statements.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS

                      FOR THE YEAR ENDED DECEMBER 31, 2008

Supplemental disclosure of cash flow information:
  Cash paid for interest                                             $   61,976
                                                                     ==========

Supplemental schedule of non-cash investing and financing activities:

   Additions to fixed assets from reclassification of:
      Construction-in-progress                                       $    2,388
                                                                     ==========








   The accompanying notes are an integral part of these financial statements.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 1 - NATURE OF BUSINESS

Grove Village Limited Partnership (the Partnership) is an Oregon limited partnership which was formed in 2004 to own and operate a 232-unit apartment project (the Project) in Dallas, Texas. The Project was rehabilitated in conformity with the provisions of Section 42 of the Internal Revenue Code, including, but not limited to, complying with tenant eligibility and rent restrictions.

The Partnership was initially formed by and among the General Partner, Walker Guardian LLC, an Oregon limited liability company, and the Limited Partner, Walker Bridge L.L.C. The Partnership shall continue until January 1, 2050 unless terminated as provided by the Agreement of Limited Partnership. During 2006 a new limited partner WNC Housing Tax Credit Fund VI Series 13, L.P was admitted and Walker Bridge L.L.C. withdrew as the limited partner.

The Partnership has assumed existing contracts with the US. Department of Housing and Urban Development ("HUD") under the Section 8 Housing Assistance Payment Program, which covers 143 of the 232 housing units in the Project. The project receives a rent subsidy provided by HUD. During the year rental revenue from HUD totaled $969,904, representing 63 percent of total revenue. The rent subsidy contracts with HUD expire August 31, 2009 and September 30, 2009.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Method of Accounting
--------------------
The accrual method of accounting is used for financial statement purposes.

Depreciation
------------
Depreciation is computed for financial statement purposes using the straight-line method over the estimated useful lives of the related assets.

Amortization
------------
Amortization is computed on a straight-line basis. Financing costs are amortized over 5 years.

Income Taxes
------------
No income tax provision has been included in the financial statements since income or loss of the Partnership is required to be reported by the respective partners on their income tax returns.

Cash Equivalents
----------------
For purposes of the statement of cash flows, the Partnership considers all investment instruments purchased with a maturity of three months or less to be cash equivalents. At December 31, 2008, there were no cash equivalents.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008



NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Estimates
---------
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures.

Concentration of Credit
-----------------------
The Partnership maintains its cash in bank deposit accounts, which, at times, may exceed federally insured limits. The Partnership has not experienced any losses in such accounts. Management believes the Partnership is not exposed to any significant credit risk on cash and cash equivalents.

Accounts Receivable
-------------------
Accounts receivable are reported at the amount management expects to collect on balances outstanding at December 31, 2008. Management closely monitors outstanding balances and writes off all balances deemed uncollectible.

Going Concern
-------------
The partnership has been evaluated as to its ability to continue to operate as a going concern. The willingness and ability of management to continue to fund operating deficits for the partnership mitigates concerns related to the lack of cash flow. As a result the partnership is expected to continue as a going concern.

NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD

Developer fee payable
---------------------
Developer fees are owed to an affiliate of the general partner for services rendered during the rehabilitation of the project . There is no interest charged on the note. There were no payments made during the year. As of December 31, 2008 developer fee payable totaled $1,487,120 all of which was earned.

Property Management Fee
-----------------------
Management of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2008, management fees charged by the related entity totaled $107,174. Payments totaling $173,741 were made during 2008.

Asset Management Fee
--------------------
The operating agreement provides for the limited partner to be paid an annual asset management fee beginning in 2008 in the amount of $7,500 with annual increases of 3%. The fee is cumulative. As of December 31, 2008, $7,500 was charged and payable.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 3 - RELATED PARTY TRANSACTIONS AND PRIOR PERIOD - (CONTINUED)

Other fees
----------
Tenant and employment background screening services of the Project has been performed by an affiliate of the general partner. During the year ended December 31, 2008, screening fees totaling $11,298 were earned by and paid to the related entity.

Land Acquisition Fee
--------------------
The partnership agreement provides for the general partner to be paid a land acquisition fee in the amount of $15,000 for services in locating, negotiating and closing on the purchase of the real property. As of December 31, 2008 land acquisition fee payable totaled $15,000.

Guardian Management Loan
------------------------
A loan payable to an affiliate of the General Partner totaled $737,156 for 2008. The amounts relate to operating costs of the Project, financing costs and capital improvements to the Project. Under the terms of the Agreement of Limited Partnership, the loan bears interest at 9.5% per annum over a 40 year period. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. No payments were made during 2008. As of December 31, 2008, interest charged and payable totaled $163,403.

Walker Bridge Loan
------------------
Under the terms of the Agreement of Limited Partnership, amounts advanced by Walker Bridge LLC bear interest at 9.5% per annum. No payments were made during 2008. Principal due on the note totaled $1,078,154 for 2008. The note is not secured by the property and payments shall be made solely from Net Operating Income, sale or refinancing proceeds. As of December 31, 2008, interest charged and payable totaled $114,008 and $250,949, respectively.

Notes Payable
-------------
The partnership has a Note Payable to Apartment Acquisition LLC in the face amount of $633,400 with an initial discount of $451,726. The note is in connection with the purchase of the Project, for which Apartment Acquisitions LLC assigned the right to purchase the Project to the Partnership in exchange for a non-interest bearing note which has been discounted at 7.75%. The cumulative accretion of the discount totaled $68,985 at December 31, 2008. The accretion of the discount for 2008 is $18,635. The note is due in annual payments equal to Net Cash Flow. The note matures December 2020. The note is not secured by the property.

NOTE 4 - MORTGAGE PAYABLE

The partnership has a note payable to U.S. National Bank Association (the "Bank") in the amount of $6,180,000 for the acquisition and operations of the project. The Bank is also the trustee for the Bonds. Monthly payments of $37,384 are due beginning March, 2008 and the note is secured by the property. The note matures February 2023.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008


NOTE 4 - MORTGAGE PAYABLE - (CONTINUED)

Affiliates of the general partner have personally guaranteed the Note Payable.

The following schedule outlines principal amounts due on the note:

          Year                                                   Amount
          ----                                               ------------
          2009                                               $     71,352
          2010                                                     76,896
          2011                                                     81,704
          2012                                                     86,819
          2013                                                     91,934
          2014 and thereafter                                   5,711,270
                                                             ------------
                                                             $  6,119,975
                                                             ============



NOTE 5 - DISTRIBUTIONS/RESIDUAL RECEIPTS

Distributions payable to partners from funds provided by rental operations are permitted by the regulatory agreement, provided: 1) surplus cash, as defined by HUD, is available for such purposes; 2) the Project is in compliance with all outstanding notices of requirements for proper maintenance; and, 3) there is no default under the regulatory agreement. As of December 31, 2008, there was no surplus cash available for distribution.

NOTE 6 - PARTNERS' CAPITAL

Since the formation of Partnership, total capital contributions of $ -0-, $304, and $2,130,351 have been received from the General Partner, the Special Limited Partner and the Limited Partner, respectively. The Limited Partner is required to make additional capital contributions of $456,438. No additional capital contributions are required by the General Partner and the Special Limited Partner.

NOTE 7 -CONSTRUCTION COSTS PAYABLE
The Partnership has entered into a construction contract for the rehabilitation of the project that provides for total construction costs of $4,676,052 all of which has been billed. During 2008, the construction payable was paid in full.

                       GROVE VILLAGE LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 2008



NOTE 8 - COMMITMENTS AND CONTINGENCIES

Operating Deficit Guaranty
--------------------------
Under the terms of the partnership agreement, the general partner is obligated to pay all expenses of operating and maintaining the Project in excess of gross collections to the extent necessary to maintain break-even operations, as defined in the agreement. Such payments are required through the break-even date and the ensuing period of approximately six years and are limited to $2,105,000. Any payments made by the general partner would be treated as non-interest bearing loans to the Partnership, to be repaid based on a priority set forth in the partnership agreement.

Tax Credit Guaranty
-------------------
Affiliates of the general partner (the Guarantors) have entered into a tax credit guaranty agreement. The guarantors are obligated to insure that the property will be constructed and operated in accordance with terms and conditions set forth in the various agreements in order to be eligible for the maximum annual tax credits, as defined in the tax credit guaranty agreement.

Incentive Management Fee
------------------------
Commencing in 2008, the Partnership shall pay to the general partner, through the compliance period, an annual Incentive Management Fee equal to 40% of Net Operating Income. The Incentive Management Fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the Incentive Management Fee is not paid in any year, it shall not accrue for payment in subsequent years.

Tax Credit Compliance Fee
-------------------------
Commencing in 2006, the Partnership shall pay to the general partner, through the compliance period, an annual tax credit compliance fee equal to 40% of Net Operating Income. The tax credit compliance fee shall be payable from Net Operating Income in the manner and priority set forth in the Partnership Agreement. If the tax credit compliance fee is not paid in any year, it shall not accrue for payment in subsequent years.

Developer Fee Guaranty
----------------------
Affiliates of the general partner have entered into a guaranty agreement which guarantees the full and prompt payment of the developer fees when due.